Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Safeguard Scientifics, Inc.’s Registration Statement Nos. 33-41853, 33-72560, 333-75501, 333-86777, 333-65092, 333-73284, 333-103976, 333-118046, 333-129617, 333-145102 and 333-147174 on Form S-8 and Nos. 333-114794, 333-86675, and 333-32512 on Form S-3 of our report dated March 16, 2010 relating to the financial statements and financial statement schedule of Clarient, Inc. and the effectiveness of Clarient, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Safeguard Scientifics, Inc. for the year ended December 31, 2009.
/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
March 16, 2010